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      CAMLU RETIREMENT APARTMENTS

           COEUR D'ALENE, IDAHO

AGREEMENT TO PROVIDE MANAGEMENT SERVICES

     TO AN INDEPENDENT LIVING FACILITY














































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     This Agreement made this 1st day of November, 1996 by and between
Emeritus Corporation, a Washington corporation (hereinafter referred to as "Manager"), and Columbia House, LLC, a Washington limited liability company (hereinafter referred to as "Lessee").

     WHEREAS, Lessee is the lessee of property located at 606 Best Avenue in Coeur d'Alene Idaho ("the Property") including an independent living facility (the "Facility"), pursuant to the terms of that certain Commercial Lease Agreement dated October 11, 1996 between Donald E. Morris and
Jeanne Morris, husband and wife, as Lessor, and Lessee, as lessee (the "Facility Lease");

     WHEREAS, Lessee wants someone to manage the Facility on its behalf and to provide certain consulting and construction supervisory services;

     WHEREAS, Manager is experienced and qualified in the field of independent living facility development and management;

     WHEREAS, Lessee has determined that Manager's price is economical in light of the range of services which it provides; and

     WHEREAS, Manager is willing to operate the Facility on Lessee's behalf and provide consulting and, under certain circumstances, construction supervision services, pursuant to the terms and conditions set forth herein.

    NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, IT IS AGREED AS FOLLOWS:

    I.  MANAGEMENT AND CONSULTING RESPONSIBILITIES OF
MANAGER: Lessee hereby engages Manager and Manager hereby accepts such engagement and agrees to provide management, consulting, advisory and supervisory services to Lessee in connection with the operation of the Facility, upon the terms and conditions set forth in this Agreement. By entering into this Agreement, Lessee does not delegate to Manager any powers, duties or responsibilities which it is prohibited by law from delegating. Lessee also retains such other authority as shall not have been expressly delegated to Manager pursuant to this Agreement. Subject to the foregoing, Manager shall provide the following services:

         A. OPERATIONAL POLICIES AND FORMS: Manager shall implement operational policies and procedures and develop such new policies and procedures as it deems necessary to insure the establishment and maintenance of operational standards appropriate for the nature of the Facility.

          B. CHARGES: Manager shall establish the schedules of recommended charges, including any and all special charges for services rendered to the patients at the Facility. Lessee shall have the right to review the charge schedules established by Manager.


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           C.   INFORMATION: Manager shall develop any informational
material, mass media releases, and other related publicity materials, which it deems necessary for the operation of the Facility.

         D. REGULATORY COMPLIANCE: Manager, with the assistance of Lessee if requested by Manager, shall use its best efforts to maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority for the operation of the Facility and to manage the operations of the Facility in full compliance with all applicable laws and regulations.

         E. EQUIPMENT AND IMPROVEMENTS: Manager shall advise
Lessee as to equipment and improvements which are needed to maintain or upgrade the quality of the Facility, to replace obsolete or run-down equipment or to correct any other survey deficiencies which may be cited during the term of this Agreement. Lessee shall review and act upon Manager's recommendations as expeditiously as possible. Manager shall not be liable for any cost or liability which Lessee may incur in the event Lessee disregards Manager's recommendations. Manager shall make all necessary and approved repairs, replacements and maintenance within the budgetary limits set forth in the annual capital budget prepared by Manager pursuant to Paragraph I.L. hereof and in a workmanlike and lien free manner.

         F. ACCOUNTING: Manager shall provide home office and accounting support to the Facility. All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles and shall not materially distort income or loss. In addition, if Lessee so elects by notice to Manager, Manager shall prepare or cause to be prepared all tax returns required in connection with operation of the Facility, including payroll tax returns (but excluding Lessee's income tax returns), and Manager at Lessee's sole cost and expense shall cause all local, state and federal taxes to be timely paid or contested, as appropriate. If Lessee elects to have Manager prepare such returns, the costs incurred by Manager in preparing such returns shall not be included in Manager's management fee, but shall be separately reimbursed by Lessee. The taxes shall be deemed to be Facility operating expenses and shall be paid out of the revenues of the Facility or the working capital provided by Lessee. Nothing herein shall preclude Manager from delegating to a third party a portion of the accounting duties provided for in this section; provided, that such delegation shall not relieve Manager from ultimate liability for the timely and complete performance of the obligations provided for herein.






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          G. REPORTS: Manager shall prepare and provide to the Lessee any reasonable operational information which may from time to time be specifically requested by Lessee, including any information needed to assist Lessee in completing its tax returns and in complying with any reporting obligations imposed by the owner or any mortgagees of the Facility. In addition, (i) within thirty (30) days after the end of each calendar month, Manager shall provide Lessee with an unaudited balance sheet of the Facility, dated the last day of such month, and an unaudited statement of income and expenses for such month relating to the operation of the Facility and (ii) within ninety (90) days after the end of the fiscal year of the Facility, Manger shall provide Lessee with unaudited financial statements including a balance sheet of the Facility, dated the last day of said fiscal year, and a statement of income and expense for the year then ended relating to the operation of the Facility.

          H. BANK ACCOUNTS: Manager shall open a new checking account in the name of the Facility and shall deposit therein all money received during the term of this Agreement in the course of the operation of the Facility; provided, however, that during the term hereof, withdrawals and payments from this account shall be made only on checks signed by a person or persons designated by Manager. Lessee shall be given notice as to the identity of said authorized signatories. All expenses incurred in the operation of the Facility in accordance with the terms of the Budgets submitted to Lessee under Paragraph I.L. hereof, including, but not limited to, Facility mortgage or lease payments, payroll and employee benefits and payment of Manager's fees, shall be paid by check drawn on this account. Withdrawals from this account shall be made first to pay Manager's fees and thereafter to pay Facility expenses in such order of priority as Manager deems appropriate to the operation of the Facility. In the event the revenues generated by the Facility are at any time insufficient to pay all of the expenses associated with its operation, including, but not limited to, Manager's fees, Lessee shall, within five (5) days of its receipt of a written demand by Manager, deposit in the Facility bank account sufficient funds to satisfy the then working capital needs of the Facility.

         I. PERSONNEL: Manager shall recruit, employ, train, promote, direct, discipline, suspend and discharge Facility personnel; establish salary levels, personnel policies and employee benefits; and establish employee performance standards, all as needed during the term of this Agreement to ensure the efficient operation of all departments within and services offered by the Facility. All of the Facility personnel shall be the employees of Manager and all salaries, benefits, payroll taxes and other costs related to the Facility personnel shall not be included in Manager's management fee but shall be Facility operating expenses and paid out of the revenues of the Facility or the working capital provided by Lessee.




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          J. SUPPLIES AND EQUIPMENT: Manager shall purchase supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the annual operating budget prepared by Manager pursuant to Paragraph I.L hereof. In purchasing said supplies and equipment, if possible, Manager shall take advantage of any national or group purchasing agreements to which Manager may be a party.

          K. LEGAL PROCEEDINGS: Manager shall, through its legal counsel, coordinate all legal matters and proceedings with Lessee's counsel.

          L. BUDGETS: The Facility shall be operated on a fiscal year of January I through December 31. Within forty-five (45) days prior to the start of each fiscal year, Manager shall prepare and submit to Lessee for its review and approval, which approval shall not be unreasonably withheld, an annual operating budget, an annual capital expenditure budget, and an annual cash flow projection. In the event a budget has not been agreed upon by the beginning of the fiscal year beginning in fiscal year 1997, the budget in effect for the prior fiscal year shall continue in effect until the new budget is agreed upon. Thereafter, any expenditures made during the year pursuant to said budgets and/or any expenditures on an item-by-item basis exceeding by no more than 10% the amounts set forth therein for the applicable expense item (the "Budget Threshold") may be made without Lessee's prior approval. Any unbudgeted expenditures and/or any expenditures in excess of the Budget Threshold shall be subject to Lessee's prior approval, which approval shall not be unreasonably withheld.

         M. COLLECTION OF ACCOUNTS: Manager shall issue bills and collect accounts and monies owed for goods and services furnished by the Facility, including, but not limited to, enforcing the rights of Lessee and the Facility as creditor under any contract or in connection with the rendering of any services; provided, however, that any expenses incurred by Manager in so doing shall be treated as Facility operating expenses, which shall be payable out of Facility funds deposited in the bank account described in
Section I.H. hereof.

         N. CONSTRUCTION SUPERVISION. Lessee and Manager may agree that Manager shall act as construction supervisor with respect to any construction work for the Facility or on the Property after the Commencement Date (as hereinafter defined), in which event Manager will supervise, oversee and administer each and every aspect of any such improvements and construction work. "Construction work" is defined as any construction, reconstruction or alteration of any improvements constituting part of the Property, but does not include usual maintenance and repairs made to the Property. Without limitation of the foregoing, if Lessee and Manager agree that Manager shall act as construction supervisor, and subject to Lessee's approval in each instance, Manager will
(a) negotiate contracts for architectural, design, engineering and


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construction services, (b) secure any and all necessary approvals, (c)
oversee the administration of construction contracts, and (d) act as project manager with respect to the construction work.

     II. INSURANCE: Upon request, Manager, at Lessee's sole cost and expense, shall arrange for and maintain all necessary and proper hazard insurance covering the Facility, the furniture, fixtures, and equipment situated thereon, and all necessary and proper malpractice and public liability insurance for Lessee's protection and for the protection of Lessee's officers, agents and employees. Until such a request is made and/or in the event Manager is unable to secure insurance coverage for the Facility for any reason whatsoever, Lessee shall be responsible for obtaining and maintaining said insurance. In addition, Manager shall provide employee health and worker's compensation insurance for its employees at the Facility in accordance with Manager's policies therefor, and the costs thereof shall be Facility operating expenses. Manager shall arrange for and maintain all necessary and proper malpractice and public liability insurance for the protection of itself, its officers, agents and employees. Any insurance provided by Lessee pursuant to this paragraph shall comply with the requirements of any applicable lease of or mortgage or deed of trust encumbering the Facility, and any insurance provided by Manager pursuant to this paragraph shall comply with such requirements provided that Lessee shall have provided Manager with a copy of such lease, mortgage or deed of trust.

III. PROPRIETARY INTEREST: The systems, methods, procedures and controls employed by Manger and any written materials or brochures developed by Manager to document the same are to remain the property of Manger and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Lessee, except, as authorized by Manager.

     IV. TERM OF AGREEMENT: The Term of this Agreement shall be the period commencing on November 1,1996 (the "Commencement Date") and ending on October 31,1999, and the Term automatically shall be extended for successive two year terms thereafter unless terminated prior to such date (as the same may be extended) upon the occurrence of any of the following events:

    (a) either party giving the other party notice of termination not later than thirty (30) days prior to the end of the initial term or any extended term, in which event the Term will end on the last day of the initial term or then current extended term, as applicable;

     (b) due to the fact that 50% or more of the Facility is damaged or destroyed or taken by condemnation proceedings or otherwise, whether or not Lessee elects to rebuild or repair;



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     (c) upon the occurrence of an Event of Default (as defined in Section V);

     (d) at the option of either Lessee or Manager in the event of termination or Lessee's assignment of the Facility Lease; provided, however, that said option must be exercised in writing within ten ( 10) days after Lessee accepts a bona fide offer for the purchase of Lessee' s interest in the Facility (the "Offer"), in the case of a termination by Lessee, or within ten
(10) days after Lessee provides Manager with a copy of the Offer, in the case of a termination by Manager, or each party shall be deemed to have waived its right to so terminate this Agreement; or

     (e) at any time by Manager or Lessee with or without cause on no less than thirty (30) days prior written notice to the other party.

     V. DEFAULT: Either party may terminate this Agreement, as specified in this Section in the event of a default by the other party that is an "Event of Default" as provided below.

         (a) With respect to Manager, it shall be an "Event of Default" hereunder:

              (i) If Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement, and such default shall continue for a period of thirty (30) days after notice thereof shall have been given to Manager by Lessee, which notice shall specify the event or events constituting the default; or

              (ii) If Manager shall apply for or consent to the appointment of a receiver; trustee or liquidator of Manager of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application or a creditor, adjudicating Manger, a bankrupt or insolvent or approving a petition seeking reorganization of manger or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets.

         (b) With respect to Lessee, it shall be an Event of Default hereunder:

             (i) If Lessee shall fail to make or cause to be made any payment to Manager required to be made hereunder (other than its working capital obligation), and such failure shall continue for a period of thirty (30) days;




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             (ii) If Lessee shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and such default shall continue for a period of thirty (30) days after notice, which notice shall specify an event or events constituting the default thereof by Manager to Lessee; provided, however, that in the case of Lessee's failure to provide necessary working capital upon demand by Manager, it shall be deemed to be an Event of Default hereunder if the same is not paid within ten ( 10) days of Manager's initial demand therefor without any further notice from Manager being required;

            (iii) If Lessee shall fail to make payments, or keep any covenants, owing to any third party which are beyond the control of Manager to make or keep, and which would cause Lessee to lose possession of the Facility or any personal property which would be required to operate the Facility in the normal course; or

          (iv) If Lessee shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Lessee or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit or creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Lessee a bankrupt or insolvent or approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee or of all or a substantial part of its assets.

     VI. REMEDIES UPON DEFAULT:

          (a) If any Event of Default by Lessee shall occur, Manager may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, and neither party shall have any further obligations whatsoever under this Agreement, but Manager shall immediately be entitled to receive payment of all amounts theretofore unpaid but earned to the date of termination.

          (b) If any Event of Default by Manger shall occur, Lessee may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, and neither party shall have any further obligation whatsoever under this Agreement; provided, however, that Manger shall immediately be entitled to receive payment of all amounts theretofore unpaid but earned to date of termination, subject to Lessee's right to receive payment of damages from Manager.

     VII. LESSEE'S INSPECTION: During the term hereof, Lessee shall have the right, upon request and at reasonable times, to inspect the Facility and to inspect and/or audit all books and records pertaining to the operation thereof.
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     VIII. FACILITY OPERATIONS :

          A. NO GUARANTEE OF PROFITABILITY: Manager does not guarantee that operation of the Facility will be profitable, but Manager shall use its commercially reasonable, diligent good faith efforts to operate the Facility in as cost efficient and profitable a manner as possible.

         B. STANDARD OF PERFORMANCE: In performing its obligations under this Agreement, Manager shall use its commercially reasonable, diligent efforts and act in good faith and with professionalism in accordance with acceptable and prevailing standards of health care and the policies adopted by, and resources available to, the Facility.

          C. FORCE MAJEURE: Manager will not be deemed to be in violation of this Management Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God, Lessee's failure to perform its obligations hereunder, or any statute, regulation or rule of federal, state or local government or agency thereof.

     IX. WITHDRAWAL OF FUNDS BY LESSEE; MINIMUM BANK
BALANCE:

          A. From time to time Lessee may withdraw the then accumulated operating cash surplus (as determined by Manager) from the Facility bank account subject to the right of Manager to restrict withdrawal by Lessee of any Facility funds in accordance with the provisions of subparagraph B, below.

           B. At a11 times Manager shall maintain a minimum cash balance in the checking account established for the Facility equal to the sum of:

               (i) All current and unpaid invoices (both those received and those pending), any mortgage or lease payments, note or installment payments, payrolls, rents, expenses management fees and other charges incident to the operation of the Facility which will become due and payable within the ensuing forty-five (45) days; plus

                (ii) An amount deemed necessary by Manger to be adequate for unanticipated contingencies, which amount initially shall be $5,000 and which amount shall be adjusted as reasonable determined by Manager.








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      X. MANAGEMENT FEES:

           A. PRE-COMMENCEMENT SERVICES FEE. Manager shall be reimbursed for all of Manager's out of pocket expenses incurred in connection with pre-commencement services rendered by Manager with respect to the Facility, and in addition Manager shall receive a fee in the amount of $2,000.00 with respect to such pre-commencement services.
Such reimbursement and fee shall be paid to Manager at the same time as the first management fee payment as provided herein.

         B. MANAGEMENT FEE. Throughout the term of this Agreement,
Manager shall receive a monthly fee equal to six percent (6%) of the gross revenues generated each month by the Facility, payable on or before the 10th day of each month with respect to the gross revenues for the prior month. For purposes hereof, "gross revenues" shall mean all revenues generated by the Facility, but shall specifically exclude the proceeds from the sale of any Facility equipment and any insurance and condemnation proceeds. If the services of Manager commence or terminate (for any reason, including those set forth in Paragraph V hereof other than on the first day of the month, the fee shall be prorated in proportion to the number of days for which services are actually rendered.

         C. CONSTRUCTION SUPERVISION FEE. For its services performed pursuant to Paragraph I.N. above, Manager shall receive a construction supervision fee equal to five percent (5%) times the total amount of construction costs approved by Lessee, payable concurrently with the applicable payments to the contractor(s).

          D. PAYMENT OF FEES. The Manager's fee provided for herein shall be disbursed by Manager to itself out of the Facility bank account on a priority basis prior to the payment of any other Facility expenses and prior to the repayment of any working capital loans made by Lessee pursuant to the terms hereof.

     XI. ASSIGNMENT: Except as otherwise provided in Section I.F.
hereof, this Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     XII. NOTICES: All notices required or permitted hereunder shall be given in writing by hand delivery, by registered or certified mail, postage prepaid, by overnight delivery or by facsimile transmission (with receipt confirmed with the recipient). Notice shall be delivered or mailed to the parties at the following addresses or at such other places as either party shall designate in writing.





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          To Manager: Emeritus Corporation
                               3131 Elliott Avenue
                               Suite 500
                               Seattle, WA 98121
                               Phone:  206-301-4495
                               Fax:      206-301-4500
                               Attn:    Jeff Mikus


          To Lessee:   Columbia House, LLC
                               3131 Elliott Avenue
                               Seattle, WA 98121
                               Phone: 206-301-4546
                               Fax: 206-301-4500
                               Attn: Dick Sontgerath


     XIII. RELATIONSHIP OF THE PARTIES: The relationship of the parties shall be that of Lessee and independent contractor and all acts performed by Manager during the term hereof as Manager of the Facility shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Lessee, its successors and assigns on the one hand, and Manager, its successors and assigns on the other hand.

    XIV. INDEMNIFICATION: Manager shall indemnify, defend and hold Lessee harmless form any loss incurred by or damage to Lessee where such loss or damage results form the negligence or willful misconduct of Manager in performing its obligations under this Agreement. Lessee shall indemnify, defend and hold Manager harmless from any loss incurred by or damage to Manager where such loss or damage result from the negligence or willful misconduct of Lessee in performing its obligations under the Agreement.

    XV. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties and shall be binding upon and inure to the benefit of their successors and assigns, and shall be construed in accordance with the laws of the State of Washington. This Agreement may not be modified or amended except by written instrument signed by both of the parties hereto.

    XVI. CAPTIONS: The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.





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    XVII. ATTORNEY'S FEES: In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connection therewith, including reasonable attorney's fees.

    XVIII. SEVERABILITY: In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

    XIX. CUMULATIVE; NO WAIVER: A right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties thereto, as the case may be.

    XX. AUTHORIZATION FOR AGREEMENT: The execution and performance of this Agreement by Lessee and Manager have been duly authorized by all necessary laws, resolutions or corporate action, and this Agreement constitutes the valid and enforceable obligations of Lessee and Manager in accordance with its terms.

    XXI. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.















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    IN WITNESS WHEREOF, the parties have hereto caused this
Agreement to be duly executed, as of the day and year first above written.

                             COLUMBIA HOUSE, LLC

                             By:   /s/ Richard K. Sontgerath
                                    ---------------------------------
                             Its :



                             EMERITUS CORPORATION

                             By:   /s/ Raymond R. Brandstrom
                                    ------------------------------------
                             Its:        President

































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